Exhibit 15.1

October 27, 2003

Premcor Inc.

1700 East Putnam Avenue

Suite #400

Old Greenwich, CT 06870

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Premcor Inc. and subsidiaries for the three-month and nine-month periods ended September 30, 2003 and 2002, as indicated in our report dated October 27, 2003. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference into Registration Statement No. 333-87210 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

DELOITTE & TOUCHE LLP

St. Louis, Missouri